Exhibit 99

HUMPHREY HOSPITALITY TRUST, INC. ANNOUNCES PLANNED RELOCATION OF CORPORATE HEADQUARTERS AND RELATED OFFICER CHANGES.

Norfolk, NE – July 23, 2004 – Humphrey Hospitality Trust, Inc. (NASDAQ:HUMP) – a real estate investment trust (REIT) announced today that the Board of Directors of the REIT have elected to relocate the corporate headquarters from Columbia, Maryland to a facility which the REIT already owns in Norfolk, Nebraska.

George R. Whittemore, President/CEO and Michael Schurer, CFO/Treasurer/Secretary have decided to not relocate to Nebraska and will resign their respective positions. Both will assist the REIT in the transition of both the relocation and the position responsibilities. Paul Schulte, chairman of the Board of Directors has been elected by the Board to assume the additional title of President/CEO and the Board has elected Donavon Heimes as CFO/Treasurer/Secretary of the REIT. The effective date for the relocation and the change in officer positions will be August 15, 2004. Mr. Whittemore will remain as a consultant to the REIT through August 15, 2005, and Mr. Schurer will remain as a consultant to the REIT through December 31, 2004.

Mr. Schulte served as Chairman, President and CEO of Supertel Hospitality, Inc. prior to its merger with Humphrey Hospitality Trust, Inc. in 1999. Since the merger in 1999, Mr. Schulte has served as Chairman of the Board of Directors of the REIT and has also served as President of Supertel Hospitality Management, Inc., a subsidiary of Humphrey Hospitality Management, Inc., since 2001. In that capacity, he was responsible for the REIT’s motel properties located in the Midwest.

Mr. Schulte stated “The relocation of the corporate headquarters to Norfolk, NE will enable the REIT to reduce its occupancy and operating costs and will place the corporate headquarters in closer proximity to the USA headquarters of Royal Host Management, Inc. which has been engaged to manage the motel properties of the REIT.”

Schulte also said “We are appreciative of the efforts of Randy Whittemore and Michael Schurer, who led the REIT through one of the most difficult times in the history of the limited service motel industry. We are appreciative of their leadership, but understand their decision to not relocate with the corporate headquarters to Nebraska.”

Mr. Heimes, elected as the CFO/Treasurer and Secretary of the REIT, has recently been serving as a Managing Director of Corporate Finance Associates, a Colorado based merger/acquisition and financial consulting firm. Mr. Heimes, a CPA since 1971, was with KPMG for 10 years.

Humphrey Hospitality Trust, Inc. is a real estate investment trust specializing in limited-service lodging. The REIT owns 70 hotels in 16 Midwestern and eastern states. More information can be found at www.humphreyhospitality.com.

Certain matters with this press release are discussed using forward looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in certain of the REIT’s filings with the Securities and Exchange Commission.

Contact Paul J. Schulte

402-371-2520